UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ULURU Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145
April 12, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of ULURU Inc. (the “Company”) to be held on May 8, 2007 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, (212) 705-7000.

The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Meeting. Please carefully review the information contained in the Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON. YOU MAY ALSO REVOKE THE PROXY BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NO LATER THAN THE DAY PRIOR TO THE MEETING.

Sincerely,

Kerry P. Gray
President & Chief Executive Officer

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 8, 2007

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the “Meeting”) of ULURU Inc. (f/k/a Oxford Ventures, Inc.) (the “Company”) will be held at the at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, (212) 705-7000, on May 8, 2007 at 10:00 a.m., local time, for the following purposes:

1.	to elect four members to the Board of Directors to hold office until the annual meeting for 2008, and until their successors are elected and qualified.

2.	to consider and act upon a proposal to amend the Company’s 2006 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

3.	to consider and act upon a proposal to ratify the appointment of Lane Gorman Trubitt, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.	to transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

Stockholders of record at the close of business on April 5, 2007, the record date for the Meeting (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Our Annual Report for the fiscal year ended December 31, 2006 accompanies the accompanying Proxy Statement.

Information relating to the proposals described above is set forth in the accompanying Proxy Statement dated April 12, 2007. Please carefully review the information contained in the Proxy Statement, which is incorporated into this Notice.

Stockholders are cordially invited to attend the Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to ULURU Inc., c/o Continental Stock Transfer & Trust Co., 17 Battery Place, New York, NY 10004-1123. Proxies will also be accepted by transmission of a facsimile provided that such facsimile contain sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy. The Company’s fax number is c/o Continental Stock Transfer & Trust Co., at 212-509-5152.

By Order of the Board of Directors,

Kerry P. Gray
President & Chief Executive Officer
Addison, Texas
April 12, 2007

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2007

This Proxy Statement is furnished by ULURU Inc. (f/k/a Oxford Ventures, Inc.), a Nevada corporation (the “Company”), to holders of its Common Stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Tuesday, May 8, 2007 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, (212) 705-7000. This Proxy Statement and the accompanying form of proxy are first being sent to holders of Common Stock on or about April 12, 2007. Our mailing address and the location of our principal executive offices are at 4452 Beltway Drive, Addison, Texas 75001. Our telephone number is (214) 905-5145.

A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by submitting another proxy bearing a later date or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals in a proxy submitted by or on behalf of a Company stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

At the close of business on April 5, 2007, the record date for the Meeting, the number of our outstanding shares of Common Stock that are entitled to vote was 61,407,876. We have no other outstanding voting securities. Each outstanding share of Common Stock is entitled to one vote on each proposal set forth in the enclosed proxy. A complete list of Company stockholders entitled to vote at the Meeting will be available for examination by any Stockholder for any purpose germane to the Meeting at our principal executive offices and at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, during normal business hours, at least ten days prior to the Meeting. Our Bylaws require that one-third of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the four individuals receiving the highest number of “For” votes will be elected directors. Abstentions and broker non-votes will have no effect on the voting results of Proposal 1. Each of Proposals 2, 3 and 4 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes against the proposal. Abstentions and broker non-votes will have no effect on the vote for Proposal 2 and will have the effect of a vote against Proposals 3 and 4.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement, the accompanying form of proxy and our Annual Report for the fiscal year ended December 31, 2006 to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. We expect to solicit proxies primarily by mail, but Company directors, officers and regular employees may also solicit in person or by fax.

The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This Proxy Statement should be read in conjunction with our Annual Report for the fiscal year ended December 31, 2006, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2006 contained therein.

Change in Control of Registrant during the Past Fiscal Year

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., a Delaware corporation ("ULURU Delaware"), and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of the Company formed on September 29, 2005. Under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc.

On March 27, 2006 at a special meeting of our shareholders, our shareholders approved and authorized amendments to our Articles of Incorporation. As a result of this approval and authorization, we filed two Certificates of Amendment to our Articles of Incorporation.

On March 29, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada. This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of Common Stock that each shareholder held at the close of business on March 29, 2006, the shareholder would receive one share of Common Stock. As a result of this reverse stock split, the Company’s issued and outstanding Common Stock was reduced from 340,396,081 pre-split to 851,011 post-split, which includes an additional 21 shares for fractional interests. The Certificate of Amendment also authorized a decrease in the number of authorized shares of Common Stock from 400,000,000 to 200,000,000 and authorized up to 20,000 shares of Preferred Stock.

On March 31, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change its name from "Oxford Ventures, Inc." to "ULURU Inc." On the same date, we relocated our executive offices to Addison, Texas.

On March 31, 2006, the Company acquired, through its wholly-owned subsidiary Uluru Acquisition Corp., a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corp. The Company acquired ULURU Delaware in exchange for 11,000,000 shares of its Common Stock. As a result of this merger, the former shareholders of ULURU Delaware acquired an aggregate of 92.8% of the issued and outstanding shares of our Common Stock and the pre-merger shareholders of the Company owned an aggregate of 7.2% of the issued and outstanding shares of our Common Stock.

At the effective time of the merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the merger became the Company's directors, and all persons holding offices of ULURU Delaware at the effective time continued to hold the same offices of the surviving corporation. Simultaneously, ULURU Inc.'s directors and officers immediately prior to the closing of the merger resigned from all of their respective positions with ULURU Inc.

On May 31, 2006, ULURU Delaware, our wholly owned subsidiary, filed a Certificate of Amendment to its Certificate of Incorporation to change its name from "ULURU Inc." to "ULURU Delaware Inc."

Corporate Governance Matters

Corporate Governance Practices and Board Independence

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at www.uluruinc.com under the heading “Investor Information,” and a copy of any such document may be obtained, without charge, upon written request to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas, 75001.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to ULURU Inc., Board of Directors, c/o Chief Executive Officer, 4452 Beltway Drive, Addison, Texas, 75001. Stockholders also may send communications via email to kgray@uluruinc.com with the notation “Attention: Chief Executive Officer” in the Subject field. All communications will be reviewed by the Chief Executive Officer of the Company, who will determine whether such communications are relevant and/or for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Attendance of Directors at Annual Stockholder Meetings

Although the Company currently does not require directors to attend annual stockholder meetings, it does encourage directors to do so and welcomes their attendance. The Company generally schedules a Board meeting in conjunction with the annual stockholder meeting and plans to continue to do so in the future. The Company expects that directors will attend annual stockholder meetings absent a valid reason.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

▪	Independence from management;
▪	Age, gender and ethnic background;
▪	Relevant business experience;
▪	Judgment, skill and integrity;
▪	Existing commitments to other businesses;
▪	Potential conflicts of interest;
▪	Corporate governance background;
▪	Financial and accounting background;
▪	Executive compensation background; and
▪	Size and composition of the existing Board.

The Nominating and Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas 75001 and include the following:

▪	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
▪
The class and number of shares of Company capital stock owned by the stockholder as of the Record Date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and the length of time such stockholder has held such shares;

▪	The name, age and address of the candidate;
▪	A description of the candidate’s business and educational experience;
▪	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
▪
Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

▪	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
▪	A description of any relationship or understanding between the stockholder and the candidate; and
▪	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently four members of the Board with terms expiring at the Meeting. The Board has determined that all directors, except Kerry P. Gray, our Chief Executive Officer, meet the independence requirements under NASDAQ listing standards (the “Listing Standards”) and qualify as “independent directors” under those Listing Standards.

Upon the recommendation of our Nominating and Governance Committee of the Board, the Board has nominated William W. Crouse, David E. Reese, Ph.D., Jeffrey B. Davis, and Kerry P. Gray for re-election as directors, whose term will expire at the 2008 annual meeting of stockholders. Each of Messrs. Crouse, Reese, Davis and Gray has consented to serve, if elected, for a one-year term expiring at the time of the 2008 annual meeting of stockholders and when his successor is elected and qualified. The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees, unless authority to vote for the election of one or more nominees is withheld by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by the Board, or the Board may reduce the number of directors. Proxies may not be voted for more than four persons.

The Board recommends that you vote FOR the election of the nominees, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

The following information, which is as of March 31, 2007, is furnished with respect to the nominees for election as director at the Meeting. The information presented included information each director has given us about all positions he holds with us, his principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of March 31, 2007, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Business and Experience of Nominees for Director

Mr. Kerry P. Gray

Mr. Gray has served as one of our directors since March 2006 and currently is the Company’s President and Chief Executive Officer. Previously, Mr. Gray was the President and CEO of Access Pharmaceuticals and a director of Access Pharmaceuticals from June 1993 until May 2005. Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

David E. Reese, Ph.D.

Dr. Reese has served as one of our directors since March 2006 and is a biotechnology consultant for both the healthcare and financial industries. The founder of Alexea Consulting, Dr. Reese has advised biotechnology companies on issues of strategic alliances and capital acquisition. As a sell-side analyst, Dr. Reese advises hedge funds on drug candidates, scientific due diligence and pipeline valuations. Dr. Reese’s most recent sell-side position was as Biotech Analyst for Saturn DKR Management where he built a 125 million dollar biotechnology portfolio. Dr. Reese obtained his Bachelor of Science in Microbiology from Arizona State University. He performed his Doctoral research at Vanderbilt University in the School of Medicine. Dr. Reese conducted research fellowships at the University of Texas Southwestern Medical Center, and Cornell University. Dr. Reese has numerous publications and has contributed to multiple academic reviews as well as a book chapter in a medical textbook. His specific research areas included diabetes, cardiovascular disease, congenital abnormalities and cancer.

William W. Crouse

Mr. Crouse has served as one of our directors since March 2006 and is a limited partner and previously the Managing Director and General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. Mr. Crouse was formerly Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company and several private biotechnology companies. Mr. Crouse formerly served as a Director of Imclone Systems, BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies. Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

Jeffrey B. Davis

Mr. Davis has served as one of our directors since March 2006 and has extensive experience in investment banking, and corporate development and financing for development stage, life sciences companies. Mr. Davis is currently President of SCO Financial Group LLC, and President and Financial Principal of SCO Securities LLC, SCO's NASD-member broker-dealer. Additionally, Mr. Davis has served on many boards of directors for life sciences companies, and currently sits on the boards of Virium Pharmaceuticals, Inc., Access Pharmaceuticals, Inc., and Somanta Pharmaceuticals, Inc. Previously, Mr. Davis served as Chief Financial Officer of a publicly traded, NASDAQ-NM healthcare company. Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis has an M.B.A. from the Wharton School of Business, University of Pennsylvania, and a B.S. in Biomedical Engineering from the College of Engineering, Boston University.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED NOMINESS TO THE BOARD AND THE ENCLOSED PROXY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS INDICATED.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE. HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT THE NOMINEES ARE UNABLE OR UNWILLING TO SERVE.

Directors and Named Executive Officers

The following table sets forth the Directors and Named Executive Officers of the Company along with their respective ages and positions and is as follows:

Name	Age	Position
Kerry P. Gray (1)(2)	54	Chief Executive Officer, President, Director
William W. Crouse (1)(3)(4)(5)	64	Chairman, Director
David E. Reese, PhD. (1)(3)(4)(5)	34	Director
Jeffrey B. Davis (1)(3)(4)(5)	43	Director
Terrance K. Wallberg (2)	52	Chief Financial Officer, Vice President

(1)	Assumed position as director on March 31, 2006.
(2)	Assumed position as executive officer on March 31, 2006.
(3)	Member of Audit Committee
(4)	Member of Compensation Committee
(5)	Member of Nominating and Governance Committee

Terrance K. Wallberg, a Certified Public Accountant, possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies. Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was CFO for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company. During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community. Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer. Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas.

Meetings of the Board and Certain Committees

The Board held a total of 2 meetings either in person or by conference call during the 2006 fiscal year. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. During the 2006 fiscal year, each Director attended all of the meetings of the Board and all meetings held by all committees on which the individual director served.

During 2006, the Audit Committee was composed of our three independent directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, Ph.D. The Board has determined that each of Messrs. Crouse, Davis, and Reese is independent under applicable SEC and NASDAQ rules and regulations. The Board has determined that Mr. Davis is qualified to be an “audit committee financial expert” under applicable SEC rules and regulations. The Audit Committee is governed by a charter, which is available on the Company’s website at www.uluruinc.com under the heading “Investor Relations” and is enclosed as Appendix A to this Proxy Statement, and delegates to the Audit Committee, among other things, the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. During the 2006 fiscal year, the Audit Committee did not meet.

During 2006, the Compensation Committee was composed of our three independent directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, Ph.D. The Board has determined that each of Messrs. Crouse, Davis, and Reese are independent under applicable NASDAQ rules and regulations. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company’s 2006 Equity Incentive Plan and other benefits and general review of the Company’s employee compensation policies. The charter of the Compensation Committee is available on the Company’s website at www.uluruinc.com under the heading “Investor Information.” During the 2006 fiscal year, the Compensation Committee met once.

The Nominating and Governance Committee is presently composed of our three independent directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, Ph.D., each of whom the Board has determined is independent under applicable NASDAQ rules and regulations. The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company’s corporate governance guidelines. The charter of the Nominating and Governance Committee is available on the Company’s website at www.uluruinc.com under the heading “Investor Information.” The Nominating and Governance Committee did not meet during the 2006 fiscal year.

Compensation of Directors

Each director who is not also our employee is entitled to receive options to purchase a number of shares of our Common Stock, as determined by the Board, on the date of each annual meeting of stockholders. In addition, we reimburse each director, whether an employee or not, the expenses of attending Board and committee meetings. The following table sets forth information regarding the compensation we paid to our directors in 2006:

Name	Fee Earned or Paid in Cash	Stock Awards	Option Awards (1)(2)	All Other Compensation	Total
William W. Crouse	$-0-	$-0-	$3,596	$-0-	$3,596

David E. Reese, Ph.D.	-0-	-0-	5,395	-0-	5,395

Jeffrey B. Davis	-0-	-0-	2,697	-0-	2,697

(1)
On December 13, 2006 stock option grants were issued to Messrs. Crouse, Reese, and Davis to purchase shares of Common Stock of 200,000, 300,000, and 150,000, respectively, with an exercise price of $1.65 per share and an expiration date of December 13, 2016. The stock option grants become fully vested on the one year anniversary from the grant date.

(2)	Amount reflects the expensed fair value of stock options granted in 2006, calculated in accordance with SFAS No. 123(R).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2006 fiscal year or written representatives from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2006 fiscal year except that each of Messrs. Davis, Reese, Gray and Crouse and OSS Capital Management and Brencourt Advisors, LLC filed a late Form 3 and each of Messrs. Davis, Reese, Wallberg, and Crouse filed a late Form 4.

Executive Compensation

The following executive compensation disclosure reflects compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and other key employees listed below whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2006. Information is presented for 2005 only for Mr. Gray because the Company reports the financial activity of its subsidiary, ULURU Delaware Inc., which was incorporated in September 2005 and became a wholly-owned subsidiary of the Company as a result of our March 29, 2006 merger transaction. Mr. Gray served as a Chief Executive Officer of ULURU Delaware Inc. in 2005.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers and certain key employees during the year ended December 31, 2006.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Kerry P. Gray President & Chief Executive Officer	2006 2005	$300,000 62,500	$-0- -0-	$-0- -0-	$8,800 -0-	$308,800 62,500

Terrance K. Wallberg Vice President & Chief Financial Officer	2006	155,000	-0-	1,350	6,200	162,550

Daniel G. Moro Vice President - Polymer Drug Delivery	2006	143,520	-0-	1,350	5,741	150,611

John V. St. John, Ph.D. Vice President - Material Science (3)	2006	96,000	-0-	1,518	3,840	101,358

(1)	Amount reflects the expensed fair value of stock options granted in 2006, calculated in accordance with SFAS No. 123(R).
(2)	Represents matching contributions made by us under our 401(k) plan to such named executive officer.
(3)	Dr. St. John entered into an employment agreement with the Company on December 1, 2006.

Employment Agreements

Kerry P. Gray

On March 31, 2006 we assumed an employment agreement with our President and Chief Executive Officer, Kerry P. Gray. The agreement is for a period of three years and shall automatically renew for one-year periods, with the current term expiring January 1, 2009. Mr. Gray reports directly to, and is subject to the direction of, our Board. Under this agreement, Mr. Gray is entitled to receive an annual base salary of $300,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Gray's annual salary to $350,000. Mr. Gray is eligible to participate in all of our employee benefits programs available to executives. Mr. Gray is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Gray is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Gray would receive 2 times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Gray would become immediately exercisable and would remain exercisable for three years after the date of termination and Mr. Gray would continue to receive all health benefits for two years after the date of termination.

Mr. Gray's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Gray assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Terrance K. Wallberg

On March 31, 2006 we assumed an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2007. Under this agreement, Mr. Wallberg is entitled to receive an annual base salary of $155,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Wallberg's annual salary to $175,000. Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives. Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Wallberg is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Mr. Wallberg's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Daniel G. Moro

On March 31, 2006 we assumed an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2007. Under this agreement, Mr. Moro is entitled to receive an annual base salary of $143,520, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Moro's annual salary to $165,000. Mr. Moro is eligible to participate in all of our employee benefits programs available to executives. Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Moro is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Mr. Moro's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

John V. St. John, Ph.D

On December 1, 2006 we entered into an employment agreement with our Vice President-Material Science, John V. St. John, Ph.D., which renews automatically for successive one-year periods, with the current term extending until December 1, 2007. Under this agreement, Dr. St. John is currently entitled to receive an annual base salary of $120,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee maintained Dr. St. John's annual salary at $120,000. Dr. St. John is eligible to participate in all of our employee benefits programs available to executives. Dr. St. John is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Dr. St. John is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Dr. St. John's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. St. John assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

2006 Equity Incentive Plan

The Board adopted and our stockholders approved our 2006 Equity Incentive Plan (“Incentive Plan”) in March 2006, which provides for the issuance of up to 2 million shares of our Common Stock pursuant to stock option and other equity awards. As of December 31, 2006, we granted options to purchase 1,350,000 shares of Common Stock which were outstanding at a weighted average exercise price of $1.29 per share and 650,000 shares remained available for future grant under our Incentive Plan.

The Board administers our Incentive Plan, however, they may delegate this authority to a committee of one or more Board members. Our Board has delegated such authority nonexclusively to our compensation committee and certain grants may also be made by our special stock option committee. The Board or a committee of the Board has the authority to construe, interpret, amend and modify our Incentive Plan as well as to determine the terms of an award. Our Board may amend or modify our Incentive Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding awards unless the holder consents to that amendment or modification.

Our Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, officers, directors, and non-employee service providers. A stock option may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“Code”) or a nonstatutory stock option.

In general, the duration of a stock option granted under our Incentive Plan cannot exceed ten years. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant. A nonstatutory stock option may be granted with an exercise price as determined by the Board or a committee of the Board. An incentive stock option may not be transferred, but a nonstatutory stock option may be transferred as permitted in an individual stock option agreement and by will or the laws of descent and distribution..

Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under our Incentive Plans may not exceed $100,000 or such other amount permitted under Section 422 of the Code. An incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

The Incentive Plan administrator determines the term of stock options granted under our Incentive Plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described above. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of ninety days following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability or death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Stock appreciation rights ("SARs") granted under our Incentive Plan entitle the holder to receive, subject to the provisions of the Incentive Plan and an award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value of a share of our Common Stock on the exercise date over (B) the base price per share specified in the award agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment of the amount receivable by a holder upon any exercise of a SAR may be made by the delivery of shares of our Common Stock or cash, or any combination of shares and cash, as determined by the plan administrator. SARs are transferable only as provided for in the award agreement. No SARs were granted or are outstanding as of December 31, 2006.

Restricted stock awards and stock unit awards granted under our Incentive Plan entitle the holder (i) in the case of restricted stock awards, to acquire shares of our Common Stock and (ii) in the case of stock unit awards, to be paid the fair market value of our Common Stock on the exercise date. Stock unit awards may be settled in shares of Common Stock, cash or a combination thereof, as determined by the plan administrator. Restricted stock awards and stock unit awards may be subject to vesting periods and other restrictions and conditions as the plan administrator may include in an award agreement. Unvested restricted stock awards and stock units may not be transferred except as set forth in an award agreement. No restricted stock awards or stock unit awards were granted or are outstanding as of December 31, 2006.

Award agreements for restricted stock awards specify the applicable restrictions on the shares of Common Stock subject to a given award, the duration of such restrictions and the times at which such restrictions lapse with respect to all or a specified number of shares. Notwithstanding the foregoing, the plan administrator may reduce or shorten the duration of any restriction applicable to any shares of Common Stock awarded to any holder. A holder's rights as a shareholder with respect to the shares of restricted stock awarded are specified in an award agreement.

Award agreements for stock unit awards specify the number and terms and conditions of such stock units, as well as the manner in which such stock units may be exercised and the holder's rights as a shareholder with respect to such stock units.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the statutory limit, which is $15,500 for calendar year 2007. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit. Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2006, we matched 100% of participant contributions up to the first four percent of eligible compensation. We intend to match participant contributions at the same levels in 2007.

Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information regarding option awards granted to our directors, named executive officers, key employees, and consultants outstanding at December 31, 2006 (there were no stock awards granted to any of our named executive officers outstanding at December 31, 2006):

		Option Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Terrance K. Wallberg	(1)	-0-	200,000	$0.95	12/06/2016
Daniel G. Moro	(1)	-0-	200,000	$0.95	12/06/2016
John V. St. John, Ph.D.	(1)	-0-	225,000	$0.95	12/06/2016
W. Eric Bowditch	(1)	-0-	75,000	$0.95	12/06/2016
William W. Crouse	(2)	-0-	200,000	$1.65	12/13/2016
David E. Reese, Ph.D.	(2)	-0-	300,000	$1.65	12/13/2016
Jeffrey B. Davis	(2)	-0-	150,000	$1.65	12/13/2016

(1)	Stock option vests 25% on the first anniversary of the grant date and 2.0833% each month thereafter. After 48 months, all stock options are fully vested.
(2)	Stock option vests 100% on the first anniversary of the grant date.

Severance and Change of Control Arrangements

Kerry P. Gray

Our employment agreement with Mr. Gray, our President and Chief Executive Officer, provides that Mr. Gray is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) we terminate his employment following a change of control in certain circumstances or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Gray would receive 2 times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Gray would become immediately exercisable and would remain exercisable for three years after the date of termination and Mr. Gray would continue to receive all health benefits for two years after the date of termination.

The following table describes the potential payments to Mr. Gray upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Kerry P. Gray	$900,000	$-0-	$35,378

(1)	Represents 2 years salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). As of December 31, 2006 Mr. Gray did not have any Company stock options.

(3)	Represents 2 years of COBRA health benefits.

Terrance K. Wallberg

Our employment agreement with Mr. Wallberg, our Vice President and Chief Financial Officer, provides that Mr. Wallberg is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Mr. Wallberg upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Terrance K. Wallberg	$186,000	$310,000	$12,088

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 200,000 shares of unvested stock options held by Mr. Wallberg.

(3)	Represents 1 year of COBRA health benefits.

Daniel G. Moro

Our employment agreement with Mr. Moro, our Vice President-Polymer Drug Delivery, provides that Mr. Moro is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Mr. Moro upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Daniel G. Moro	$172,224	$310,000	$5,640

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 200,000 shares of unvested stock options held by Mr. Moro.

(3)	Represents 1 year of COBRA health benefits.

John V. St. John, Ph.D.

Our employment agreement with Dr. St. John, our Vice President-Material Sciences, provides that Dr. St. John is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Dr. St. John upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
John V. St. John, Ph.D.	$144,000	$348,750	$17,689

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 225,000 shares of unvested stock options held by Dr. St. John.

(3)	Represents 1 year of COBRA health benefits.

Board Committees and Compensation of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

At a meeting of the Board on June 15, 2006, the Board nominated and elected the three independent Directors of the Company to comprise the committees for Audit, Compensation, and Nominating and Governance. Each committee is presently composed of three Directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, Ph.D., all determined by the Board to be independent under applicable SEC and NASDAQ rules and regulations.

The Audit Committee is governed by a charter, which is attached hereto as Appendix A and is also available on the Company's website at www.uluruinc.com under the heading "Investor Relations" and delegates to the Audit Committee, among other things, the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. The Board has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert".

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 2006 Equity Incentive Plan and other benefits and general review of the Company's employee compensation policies. The charter of the Compensation Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."

The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company's corporate governance guidelines. The charter of the Nominating and Governance Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations.

Equity Compensation Plan Information

We adopted our 2006 Equity Incentive Plan on March 27, 2006 authorizing the issuance of 2,000,000 shares under the plan. We have issued shares or options to purchase 1,350,000 shares under this plan. The balance of the shares available for issuance under the plan as of December 31, 2006 was 650,000.

The following table sets forth the securities that have been authorized under our equity compensation plans as of December 31, 2006.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Stock Option Plan	1,350,000	$1.29	650,000

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	1,350,000	$1.29	650,000

COMPENSATION COMMITTEE DISCUSSION ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans.

Overall Objectives of the Executive Compensation Program

The purpose of our compensation plan is to attract, retain and motivate key management employees. It is our philosophy to pay our executives at levels commensurate with both industry levels and individual experience and performance. A primary consideration in developing our executive compensation programs is to link the long-term financial interests of executives with those of the Company and our stockholders. Throughout the 2006 fiscal year, the Compensation Committee reviewed compensation for comparable organizations in order to establish our total compensation program and to recommend awards under our equity incentive plans.

Base Salary Program

It is our policy to establish salaries at a level approximating the average of the competitive levels in comparable companies in the biomedical industry and to provide annual salary increases reflective of an executive’s performance, level of responsibility and position with the Company.

Annual Incentive

Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company development, performance against objectives, advancement of our research and development programs, commercial operations, product acquisition, and in-licensing and out-licensing agreements. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to be awarded to each executive based on an individual’s targeted incentive payment. The Compensation Committee believes that analysis of our corporate growth requires flexibility on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility.

Stock Option Plan

The Board has adopted and our stockholders have approved our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan currently provides for the issuance of up to a maximum of 2,000,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. Options granted under the plan may be either incentive stock options or options which do not qualify as incentive stock options.

The 2006 Equity Incentive Plan is administered by a committee of three non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee. The Compensation Committee is composed of three directors, William W. Crouse, David E. Reese, Ph.D., and Jeffrey B. Davis. The Compensation Committee has the authority to determine those individuals to whom stock options or other equity awards should be granted, the number of shares to be covered by each award, the exercise price, the type of award, the award period, the vesting restrictions, if any, with respect to exercise of each award, the terms for payment of the exercise price and other terms and conditions of each award. The Board has established the Employee Stock Option Committee and appointed Kerry P. Gray as a member of the Employee Stock Option Committee. The committee shall have the authority to grant stock options to new hires of the Company with the requirements that the new hire is a non-executive employee , that no such stock option grant shall exceed 25,000 shares, that such stock options shall have an exercise price of not less than the fair market value of our Common Stock on the date of grant and such stock options shall have the same terms as defined in our 2006 Equity Incentive Plan.

Our non-employee directors, who include members of the Compensation Committee, are eligible to receive awards under the 2006 Equity Incentive Plan. Each non-employee director is entitled to receive options to purchase shares of our Common Stock upon joining the Board and is also entitled to receive an award on the date of each annual meeting of stockholders.

On December 13, 2006 Mr. Crouse received options to purchase 200,000 shares of Common Stock, Dr. Reese received options to purchase 300,000 shares of Common Stock, and Mr. Davis received options to purchase 150,000 shares of Common Stock, all of which were issued under the 2006 Equity Incentive Plan.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of our five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Compensation relating to our incentive compensation awards may not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of our management is an important part of its responsibilities and inures to the benefit of our stockholders. The Compensation Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Conclusion

The Compensation Committee believes the Company’s executive compensation policies effectively serve the interests of the stockholders. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future successes, thereby enhancing the value of the Company for the stockholders’ benefit.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board operates under a written charter adopted by the Board, which charter is attached hereto as Appendix A, and is available on the Company’s website at www.uluruinc.com under the heading “Investor Information.” Presently, the Audit Committee is composed of our three non-employee directors. The Board has determined that each of Messrs. Crouse, Reese, and Davis is independent under applicable SEC and NASDAQ rules and regulations. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee met with and without management present, and discussed and reviewed the results of the independent accountants’ examination of the Company’s financial statements.

Based upon the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board that the Company include the audited consolidated financial statements in its Annual Report on Form 10-KSB for the 2006 fiscal year for filing with the SEC. The Audit Committee also recommended the appointment of Lane Gorman Trubitt, L.L.P. as our independent accountants for the fiscal year 2007 and the Board concurred with such recommendation.

AUDIT COMMITTEE

Jeffrey B. Davis
William W. Crouse
David E. Reese

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is presently composed of three directors, Messrs. Crouse, Reese, and Davis. The Compensation Committee makes recommendations to the Board regarding executive compensation matters, including decisions relating to salary and annual incentive payments and grants of stock options.  During the 2006 fiscal year, no executive officer of the Company served as a member of the Board or compensation committee of any entity that has one or more executive officers serving as members of the Board or our Compensation Committee.

Certain Relationships and Related Transactions

We have entered into employment agreements with Kerry P. Gray, President and Chief Executive Officer, Terrance K. Wallberg, Vice President and Chief Financial Officer, Daniel G. Moro, Vice President Polymer Drug Delivery, and John V. St. John, Ph.D., Vice President Material Sciences. The term of Mr. Gray's agreement is three years from January 1, 2006 and automatically renews annually unless 6 month notice is provided by us. The agreements with Messrs. Wallberg and Moro are for an initial term of one year from January 1, 2006 automatically renews annually unless 6 month notice of non-renewal is provided by us. The agreement with Mr. St. John is for an initial term of one year from December 1, 2006 automatically renews annually unless 6 month notice of non-renewal is provided by us. Additional information regarding these agreements is included in the “Management” section of this Proxy Statement.

In September 2006 we reimbursed Mr. Gray $213,593 for funds advanced to us for working capital in July and August, 2006 in the amount of $178,000 and for professional fees of $35,593 paid by Mr. Gray on behalf of our wholly owned subsidiary, ULURU Delaware Inc., in September 2005.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table presents information, as of March 31, 2007, relating to the beneficial ownership of our Common Stock by:

●	each person who is known by us to be the beneficial holder of more than 5% of our outstanding Common Stock;

●	each of our named executive officers and directors; and

●	our directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ULURU Inc.,4452 Beltway Drive, Addison, Texas 75001.

Percentage ownership in the following table is based on 61,407,876 shares of Common Stock outstanding as of March 31, 2007. Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Kerry P. Gray	9,939,000	16.2%
Entities affiliated with Brencourt Advisors LLC (1)	7,894,736	12.9%
William L. Collins (2)	359,062	0.6%
JANA Partners LLC (3)	6,118,421	10.0%
Oscar S. Schafer & Partners I, LP (4)	414,782	0.7%
Oscar S. Schafer & Partners II, LP (4)	4,533,603	7.4%
OSS Overseas LTD (4)	5,577,930	9.1%
Pequot Capital Management, Inc. (5)	8,023,421	13.1%
Prenox, LLC (6)	4,357,158	7.1%
Entities affiliated with Tudor Investment Corporation (7)	3,157,895	5.1%

Directors and Named Executive Officers:
Kerry P. Gray, President, Chief Executive Officer, Director	9,939,000	16.2%
Terrance K. Wallberg, Chief Financial Officer, Treasurer	245,511	*
William W. Crouse, Chairman, Director	50,000	*
David E. Reese, Director	-0-
Jeffrey B. Davis, Director	-0-

Directors and Executive Officers as a Group (5 persons)	10,234,511	16.7%

* Less than 1% of the total outstanding Common Stock.

(1)
The address for Brencourt Advisors LLC is 600 Lexington Avenue, New York, NY 10022. Shares are owned directly by Brencourt Multi Strategy Master LTD (4,342,106 shares), Man Mac Shreckhorn 14B LTD (1,421,052 shares), Partners Group Alternative Strategies PCC LTD - Yellow Kappa Cellis (710,526 shares) and Diadem IAM LTD (1,421,052 shares). Brencourt Advisors LLC is the investment manager of each such entity.

(2)
The address for William L. Collins is c/o Brencourt Advisors LLC, 600 Lexington Avenue, New York, NY 10022. Shares are owned directly by Mr. Collins. Mr. Collins is the Chairman and CEO of Brencourt Advisors LLC and makes investment decisions on behalf of Brencourt Advisors, LLC. Mr. Collins expressly disclaims beneficial interest in shares owned and controlled by Brencourt Advisors LLC.

(3)	The address for JANA Partners LLC is 200 Park Avenue, Suite 3300, New York, NY 10166. JANA Partners LLC is the investment manager for JANA Piranha Master Fund, Ltd.
(4)
The address for Oscar S. Schafer & Partners I, LP ("OSS I"), Oscar S. Schafer & Partners II, LP ("OSS II") and OSS Overseas LTD (“OSS Overseas”) is 598 Madison Avenue, 10th Floor, New York, NY 10022. OSS I, OSS II, and OSS Overseas are holders of Common Stock. All investment decisions of, and control of, OSS I and OSS II are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. All investment decisions of, and control of, OSS Overseas are held by its investment manager, O.S.S. Capital Management LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC. Each of Messrs. Schafer and Goffe disclaims beneficial ownership of the shares held by OSS I, OSS II and OSS Overseas except to the extent of his pecuniary interest therein.

(5)
The address for Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, CT 06880. Shares beneficially owned by Pequot Capital Management, Inc. represent 8,023,421 shares of Common Stock. Pequot Capital Management, Inc., which is the Investment Manager/Advisor (as applicable) to certain investment funds that are holders of record, exercises sole dispositive, investment and voting power for all the shares, except that Pequot Capital Management, Inc. does not hold voting power over 576,596 shares held of record by Premium Series PCC Limited-Cell 32. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(6)
The address for Prenox, LLC is 623 Fifth Avenue, 32nd Floor, New York, NY 10022. Shares of Common Stock are owned directly be Prenox, LLC and the foregoing does not include any shares of Common Stock issuable upon exercise of warrants that are held by Prenox, LLC, the terms of which prohibit exercise if the aggregate number of shares of Common Stock to be held by Prenox after such exercise would exceed 4.99% of the issued and outstanding Common Stock. Prentice Capital Management, LP is the manager of Prenox, LLC and exercises voting and investment power over such shares. Prentice Capital Management, LP expressly disclaims beneficial ownership of the shares.

(7)
The address for Tudor Investment Corporation ("TIC") is 50 Rowes Wharf, 6th Floor, Boston, MA 02110. Shares are owned directly by Tudor Proprietary Trading, L.L.C. ("TPT") (220,105 shares), The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") (408,768 shares) and Witches Rock Portfolio Ltd. ("Witches Rock") (2,529,022 shares). Because TIC provides investment advisory services to BVI Portfolio and Witches Rock, it may be deemed to beneficially own the shares held by BVI Portfolio and Witches Rock. TIC expressly disclaims such beneficial ownership. Because Paul Tudor Jones, II is the Chairman and indirect majority equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because James J. Pallotta is the Vice-Chairman of TPT and makes investment decisions with respect to the Company's Common Stock, Mr. Pallotta may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

PROPOSAL 2

PROPOSED AMENDMENT OF THE COMPANY’S 2006 EQUITY INCENTIVE PLAN

The Board has authorized, subject to stockholder approval, an increase in the number of shares available for issuance under the Company’s 2006 Equity Incentive Plan (the “Plan”) from 2,000,000 to 6,000,000. The Board believes that this is an appropriate number of shares to be included in the Plan given the number of currently outstanding awards under the Plan and shares of Common Stock outstanding.

Purpose
The purpose of the Plan is to provide additional incentive to employees, officers, and directors of the Company. It is intended that awards granted under the Plan strengthen the desire of such persons to remain in the employ or act as directors of the Company and stimulate their efforts on behalf of the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to grant awards to existing personnel and to attract qualified new employees, directors, advisers and consultants through award grants.

Administration
The Plan is administered by the Compensation Committee. The Compensation Committee is presently composed of three directors, William W. Crouse, David E. Reese, Ph.D., and Jeffrey B. Davis. Subject to the provisions of the Plan, the Compensation Committee has discretion to determine when awards are made, which recipients are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Compensation Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder. The Board has established the Employee Stock Option Committee and appointed Kerry P. Gray as a member of the Employee Stock Option Committee. The committee shall have the authority to grant stock options to new hires of the Company with the requirements that the new hire is a non-executive employee , that no such stock option grant shall exceed 25,000 shares, that such stock options shall have an exercise price of not less than the fair market value of our Common Stock on the date of grant and such stock options shall have the same terms as defined in our 2006 Equity Incentive Plan.

Eligibility
Awards may be granted to officers, directors, employees, and non-employee service providers of the Company. No election by any such person is required to participate in the Plan.

Shares Subject to the Plan
The shares issued or to be issued under the Plan are shares of the Common Stock. Previously, no more than 2,000,000 shares could be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization.

Stock Options
The Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant or 110% of such value in the case of 10% stockholders. The closing price of the Common Stock on the OTC Bulletin Board on April 5, 2007 was $5.00 per share.

Payment for shares purchased upon exercise of an option must be made in full in cash or by check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No incentive stock option is transferable and no non-qualified stock option is transferable (see discussion above) except by will or the laws of descent and distribution.

Tax Considerations
The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item +of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Any tax deductions the Company may be entitled to in connection with awards under the Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other officers whose compensation is required to be disclosed in this Proxy Statement. This limitation is further discussed in this Proxy Statement in the Compensation Committee Discussion on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Each award recipient should consult his or her tax advisor or seek advice based on the recipient’s particular circumstances as to the specific consequences under federal tax law, and under other tax laws, such as foreign, state or local tax laws, which are not addressed here.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN.

Proposal 2 will be approved if the votes, in person or by proxy, in favor of the proposal exceed the votes against the proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has recommended that the stockholders ratify the appointment of Lane Gorman Trubitt, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Braverman International, P.C. has been the independent registered public accounting firm of the Company for the fiscal years ended December 31, 2005 and 2006 and the interim period through March 29, 2007.

Fees

For fiscal years 2006 and 2005, Braverman International, P.C., our independent registered public accounting firm, billed us $46,006 and $114,641, respectively, for audit fees. Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the quarterly review of unaudited interim financial statements included in our Forms 10-QSB, and services in connection with registration statements filed with the SEC, including the delivery of consents and “comfort letters”.

Our Board's policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Under our Board's policy, pre-approval is generally provided for particular services or categories of services, including planned services, project based services and routine consultations. In addition, the Board may also pre-approve particular services on a case-by-case basis. Our Board approved all services that our independent accountants provided to us in the past two fiscal years.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

RATIFICATION BY STOCKHOLDERS IS NOT REQUIRED. IF PROPOSAL 3 IS NOT APPROVED BY THE STOCKHOLDERS, THE BOARD DOES NOT PLAN TO CHANGE THE APPOINTMENT FOR FISCAL YEAR 2007 BUT WILL CONSIDER SUCH VOTE IN SELECTING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

Proposal 3 will be approved if the votes, whether in person or by proxy, in favor of the proposal exceed the votes against the proposal.

PROPOSAL 4

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this Proxy Statement should properly come before the Meeting; (ii) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this Proxy Statement and the form of proxy, subject to applicable laws and our Articles of Incorporation and Bylaws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The 2008 annual meeting of stockholders is expected to be held on or about May 6, 2008. The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC. We must receive such proposals no later than December 12, 2007 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, and no later than March 11, 2008 for all other proposals.

FORM 10-KSB

Our Annual Report on Form 10-KSB for the 2006 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 4452 Beltway Drive, Addison, Texas 75001 and is also available on our website at http://www.uluruinc.com under the heading “Investor Information: SEC Documents”.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE AND ADDRESSED TO ULURU INC., c/o CONTINENTAL STOCK TRANSFER & TRUST CO., 17 BATTERY PLACE, NEW YORK, NEW YORK 10004-1123. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX - A

ULURU Inc.

Audit Committee Charter

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of ULURU Inc. (the “Company”) is to assist the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the outside auditing firm’s qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s outside auditing firm,

Committee Membership and Procedures

The Committee shall be comprised of at least three directors who satisfy the independence requirements of the exchange on which the Company’s securities are listed and Section 10A (m) (3) of the Securities Exchange Act of 1934 (and the applicable rules thereunder).

Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s SEC periodic reports), at least one member of the Committee shall be a “financial expert” (as defined by applicable SEC rules).

Upon the recommendation of the Nominating and Governance Committee, the Board shall appoint Committee members and shall designate one member of the Committee as its Chairman. Committee members may be removed at any time with or without cause by the Board. Committee members may not simultaneously serve on the audit committee of more than three public companies without the consent of the Board obtained in each case.

The Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee shall meet separately, periodically, with: (i) the outside auditor; (ii) management and (iii) the Company’s internal auditors (or other personnel responsible for the internal audit function).

The Committee shall conduct its meetings in accordance with this Charter, the procedures of the Board set forth in the bylaws, and such other procedures as the Committee may adopt.

Resources and Authority

In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent legal, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Company shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

Duties and Responsibilities

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders, and is responsible for auditing those financial statements.

The following duties and responsibilities shall be the common recurring activities of the Committee in carrying out its oversight role. The Committee shall perform any other activities consistent with this Charter, the Company’s bylaws and governing law as the Committee and the Board deem appropriate or necessary:

Appointment of Outside Auditor. The Committee shall have direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any registered public accounting firm selected to be the Company’s outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

Quality-Control Report. At least annually, the Committee shall obtain and review a report by the outside auditor describing:

•	the firm’s internal quality control procedures;

•
any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

In connection with the report review described above, the Committee should review and evaluate the lead partner of the outside auditor and present its conclusions with respect to the qualifications and performance of the outside auditor.

Disclosure Controls and Procedures. The Committee shall review periodically with management the Company’s disclosure controls and procedures.

Internal Controls. The Committee shall discuss periodically with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

Accounting Policies. The Committee shall review periodically with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

Internal Audit Function. The Committee shall coordinate the Board’s oversight of the performance of the Company’s internal audit function.

Risk Management. The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

Hiring Policies. The Committee shall establish policies regarding the hiring of employees or former employees of the Company’s outside auditors.

Compensation. The Committee shall be directly responsible for setting the compensation of the outside auditor. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of the outside auditor established by the Committee.

Pre-approval of All Audit Services and Permitted Non-Audit Services. The Committee shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor. The Committee shall cause the Company to disclose in its SEC periodic reports the approval by the Committee of any non-audit services to be performed by the outside auditor.

Annual Audit. In connection with the annual audit of the Company’s financial statements, the Committee shall:

•
request from the outside auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s objectivity and independence, and take appropriate action to oversee the independence of the outside auditor.

•	approve the selection and the terms of the engagement of the outside auditor.

•
review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-KSB and the Annual Report to Stockholders, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the annual financial statements to be reported.

•	review with management and the outside auditor the Company’s critical accounting policies and practices.

•	recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements should be included in the Company’s Annual Report on Form 10-KSB.

•	prepare an Audit Committee report as required by the SEC for inclusion in the Company’s annual proxy statement.

Quarterly Reports. In connection with the Company’s preparation of its interim financial information to be included in the Company’s Quarterly Reports on Form l0-QSB, the Committee shall:

•
review with the outside auditor the Company’s interim financial information, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed by SAS No. 61.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the interim financial information to be reported.

•
by action of a majority of the Committee or through the Committee Chair, review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-QSB.

Financial Reporting Procedures. In connection with the Committee’s review of each reporting of the Company’s annual or interim financial information, the Committee shall:

•
discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	review any communication between audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•
review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•
review any difficulties the outside auditor encountered in the course of the audit work, including restrictions on the scope of the outside auditor’s activities or on access to requested information, and any significant disagreements with management.

•	resolve any disagreements between management and the outside auditor regarding financial reporting.

Earnings Releases. The Committee shall review and discuss the Company’s earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies.

Reports to the Board. The Committee shall report regularly to the Board. Written Affirmation. On an annual basis, no later than one month after the Annual Meeting of Stockholders, and after each change in the composition of the Committee, the Committee shall direct the Company to prepare and provide to the exchange on which the Company’s securities are listed such written confirmations regarding the membership and operation of the Committee as such exchange’s rules may require.

Self-Evaluation. The Committee shall conduct an annual evaluation of the Committee’s performance.

Charter. The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

As approved by the Board of Directors.

ULURU INC.
4452 Beltway Drive, Addison, Texas 75001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2007, and revoking any proxy heretofore given, hereby appoints each of Kerry P. Gray and Terrance K. Wallberg, or either of them, Proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ULURU Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Tuesday, May 8, 2007 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, (212) 705-7000, or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the named Proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the Proxy Statement.

(continued and to be signed on the reverse side)

The Board recommends a vote “FOR” the election of Directors listed in Proposal 1, and “FOR” Proposals 2 and 3. Please sign, date and return this Proxy promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

1.	Election of Directors.

☐	FOR ALL NOMINEES
Nominees:
1 Year Term		Kerry P. Gray	☐

1 Year Term		David E. Reese, Ph.D.	☐

1 Year Term		William W. Crouse	☐

1 Year Term		Jeffrey B. Davis	☐

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(see instructions below)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINESS EXCEPT” and mark in the box next to each nominee you wish to withhold, as shown here: ☒

2.	Proposal to amend our 2006 Equity Incentive Plan, to	FOR	AGAINST	ABSTAIN
	increase the number of shares authorized for issuance.	☐	☐	☐

3.	Proposal to ratify the appointment of Lane Gorman	FOR	AGAINST	ABSTAIN
	Trubitt, L.L.P. as our independent registered public	☐	☐	☐
accounting firm for the fiscal year ending December 31, 2007.

4.	To consider and act upon any other matters which may
properly come before the meeting or any adjournment or
postponement thereof

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy at (212) 509-5152.

THIS PROXY IS SOLICITED ON BEHALF OF ULURU INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS.

Signature
	Date	Signature if held jointly	Date

NOTE:
Please sign exactly as name or names appear on this Proxy. When shares are held jointly each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or other entity, please sign in entity name by authorized person.